EXHIBIT 99.1


THE READER'S DIGEST ASSOCIATION, INC.
Media: William Adler, (914) 244-7585  william.adler@rd.com
Investor Relations: Richard Clark, (914) 244-5425  richard.clark@rd.com


              READER'S DIGEST ASSOCIATION RESTRUCTURES FINANCING TO
                 LOWER INTEREST EXPENSE AND IMPROVE FLEXIBILITY

     PLEASANTVILLE, NY, April 14, 2005 - The Reader's Digest Association, Inc. (NYSE: RDA) today agreed to a new five-year, $400 million revolving credit facility, which was used to retire all of RDA's outstanding term loans as well as its previous revolver borrowings. The new facility provides for lower interest rates and, unlike the prior credit agreements, does not contain certain covenants that limit the company's ability to increase dividends, buy back shares or make acquisitions.
     The company expects that the new revolver will lower interest expense by $2 million in Fiscal 2006. The credit facility calls for future debt pricing spreads to be based on the company's leverage ratio (debt-to-EBITDA) rather than on credit ratings, as was the case with the previous credit agreements. This will enable the company to continue to reduce its interest expense as it pays down debt.
     "This is an important milestone on our path to a strong financial future," said Thomas O. Ryder, Chairman and Chief Executive Officer. "Our new financing lowers interest rates while at the same time giving us greater flexibility. We appreciate our lenders' acknowledgement of our improved creditworthiness and their confidence in providing many of the terms that would be appropriate for companies with investment-grade credit ratings."
     As of December 31, 2004, the company had reduced its debt to $596 million. This was in the form of $296 million in term loans and $300 million in senior notes. The company also had a $192.5 million revolver that was used for seasonal borrowing needs. This revolver was priced at LIBOR plus 300 basis points. The term loans were priced at LIBOR plus 200 basis points. Pricing for the new financing, which is based on a leverage grid, is currently LIBOR plus 125 basis points.
     "This five-year agreement will adapt as our company progresses, regardless of credit ratings," said Michael Geltzeiler, Senior Vice President and Chief Financial


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Officer. "The terms improve as we continue to pay down debt, and we will have greater freedom to use our cash to grow our business and drive shareholder value."
     The new revolver was arranged by J.P. Morgan Securities Inc. and RBS Securities Corporation and involved participation by 11 different banks.
     The $300 million in senior notes and their covenants remain in place and unchanged.
     The Reader's Digest Association, Inc. is a global publisher and direct marketer of products that inform, enrich, entertain and inspire people of all ages and cultures around the world. The company had revenues of $2.4 billion for the fiscal year ended June 30, 2004. The company's main Web site is www.rd.com.
     This release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. The Reader's Digest Association, Inc.'s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K, contain a discussion of additional factors that could affect future results and occurrences. Reader's Digest does not undertake to update any forward-looking statements.


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